Exhibit 99.1

CHICAGO BRIDGE & IRON COMPANY N.V.

Q3 2013 CHICAGO BRIDGE & IRON EARNINGS CONFERENCE CALL

Speakers:

PHILIP K. ASHERMAN, President and Chief Executive Officer, CB&I

LASSE J. PETTERSON, Executive Vice President and Group President of

Engineering, Construction, and Maintenance, CB&I

EDGAR CHIP RAY, Executive Vice President

and Group President of Government Solutions, CB&I

DANIEL M. McCARTHY, Executive Vice President

and Group President of Technology, CB&I

LUKE V. SCORSONE, Executive Vice President

and Group President of Fabrication Services, CB&I

RONALD A. BALLSCHMIEDE, Executive Vice President and Chief Financial Officer, CB&I

5:01 to 6:05 p.m., Eastern Standard Time

Tuesday, October 29, 2013

Transcript Prepared Exclusively for CB&I by

MALLOY TRANSCRIPTION SERVICE

7040 31st Street, N.W.

Washington, D.C. 20015

(202) 362-6622

P R O C E E D I N G S

TELECONFERENCE OPERATOR: Before beginning today’s call, the company would like to caution you regarding forward-looking statements. Any statements made or discussed today that do not constitute or are not historical facts, particularly comments regarding the company’s future plans and expected performance, are forward-looking statements that are based on assumptions the company believes are reasonable but are subject to a range of uncertainties and risks that are summarized in the company’s press release and the SEC filing. While forward-looking statements represent management’s best current judgments as to what may occur in the future, the actual outcome or results may differ materially than what is expressed or implied in any such statements.

Now I would like to turn the call over to Mr. Philip Asherman, President and CEO of CB&I.

MR. ASHERMAN: Good afternoon, and thank you for joining us as we report Chicago Bridge & Iron’s results for the third quarter. With me today is CB&I’s Chief Financial Officer, Ron Ballschmiede, who will discuss the company’s overall financial performance. We will also have reports from CB&I’s four operating groups: Lasse Petterson for Engineering, Construction, and Maintenance; Chip Ray for Government Solutions; Dan McCarthy for Technology; and Luke Scorsone for Fabrication Services. These operating executives will individually provide the narrative for each of our reporting segments, followed by Ron, who will summarize our financial results for the quarter, and of course, the entire group will address your questions following these opening remarks.

But first, we had solid third quarter performance from all of our operating groups, with revenue and earnings for the combined operations in line with expectations. New awards for the quarter were a good mix of new growth on projects, combined with a substantial amount of underpinning work spread throughout each unit.

As Ron will discuss, our liquidity is good, ending the quarter with a cash balance approaching $600 million. New awards of $2.5 billion were significantly up over third quarter of last year, and we expect the announcement of large EPC projects in oil and gas, plus new sales in our other groups, will land us in the new awards guidance range for the year. As to our guidance for 2013 EPS and revenue, we remain confident that we will achieve the results for this year well within the range we announced first quarter.

Now a word on the integration since the close of the transaction in February. We are very pleased with the progress we have made on many fronts. For example, applying CB&I’s best practices, our safety performance on nearly 100 million man-hours worked year-to-date around the world remains one of the best records in the industry.

We have achieved several important milestones in both V.C. Summer and Vogtle nuclear projects this year, and Lasse and Luke will report, our pace of modular delivery, which is critical to achieving the schedule at both sites, has improved significantly since we assumed control of the operations.

We have also announced a new benefit program beginning January 1st for all of our employees, which will keep us in the top tier as an employer of choice in our industry.

Cost synergies should exceed $50 million this year, and we expect to drive additional efficiencies in 2014 for another $50 million. We see tremendous synergy opportunities with our expanded fabrication capabilities for capturing more of the wallet on CB&I’s backlog, while benefiting as a preferred supplier for capital work on much of the new energy infrastructure around the world. Despite the pressure on government spending, our Government Solutions group has posted solid results because of a diversified approach to the group’s traditional markets, environmental, infrastructure, and federal and state government programs.

Our plant and maintenance capabilities have added a new value-add to our oil and gas business internationally, and we continue to capitalize on our ability to leverage our position in power services and small capital work for traditional customers.

Now, one of the fundamental success factors in the integration has been the management team’s ability to scale the business in terms of authority, responsibility, and accountability. This is demonstrated in many ways, including retaining our combined workforce, which continues at a single-digit attrition rate since the acquisition, plus the continuity in our senior management team, our customers’ belief in our reliability to deliver on our commitments around the world, driving new awards at record levels, and of course, our investors’ confidence in the business, as reflected in the market since we closed on February 13.

So let’s turn to the operating group reports. First, Lasse Petterson will discuss Engineering, Construction, and Maintenance. Lasse?

MR. PETTERSON: Thanks, Phil.

Today, I comment on key initiatives, markets, and opportunities for the Engineering, Construction, and Maintenance operating group, with a brief update on some of our large ongoing projects.

To start, I would like to highlight a few major initiatives currently in progress. Safety is a core value at CB&I, and we continue to have a robust, industry-leading safety record. The integration efforts of our safety platform to the acquired business continued during the period, including rolling out our obligatory 40-hour supervisory safety training course to the new supervisory personnel.

Additionally, we continue to implement our CB&I management system, or CMS, in all operations to standardize processes, systems, and tools to support consistent project execution, delivering projects at the correct quality, within budgets, safely and on time.

Finally, we continue to identify and capitalize on the synergy potentials between all businesses in CB&I, resulting in new contracts, such as in this quarter winning a plant services contract in Peru for maintenance and operation support for the Peru LNG liquefaction facility completed in 2010 by CB&I.

During the quarter, we announced an agreement with CPI, China Power Investment, one of the largest state-owned power generation companies in China, to perform a joint venture to build nuclear power plants in China. Today, China operates 70 nuclear power plants with 15 gigawatts of nuclear power generation capacity, with plans to increase this to 58 gigawatts by 2020, with a further 30-gigawatt nuclear power under construction by then, most of which will be with advanced third-generation nuclear technology such as the AP1000 units at Sanmen and Haiyang. CPI has several AP1000 projects planned to go forward in 2014 and ‘15, such as the Haiyang Units 3 and 4 and Bailong Units 1 and 2.

Now I will offer some general perspective on our end markets, opportunities, and status of our major projects.

Our oil and gas markets continue to be healthy, with new awards this quarter coming from additional work on ongoing projects, as well as a number of awards of smaller projects and studies. For LNG, we continue to see projects’ economics conducive to new LNG developments going forward globally.

In the United States, we are engaged on several LNG export projects, conducting FEED studies and bidding for EPC works.

On Freeport LNG, we have completed the FEED study and are expecting the FERC approval early in 2014, and we continue to be engaged by the client to perform preparatory work for the EPC phase of the project.

We have bid the Sempra Cameron LNG project in Louisiana, and the client is planning to award the EPC contract in the first quarter of 2014. Additionally, we are engaged on two other LNG FEED studies for the U.S. Gulf Coast, one of which is for Exxon’s Golden Pass project, where CB&I recently constructed the LNG import terminal.

This quarter, we were selected to perform the pre-FEED study for Exxon and Rosneft’s joint LNG development in Sakhalin, on the east coast of Russia, and this work is performed in our London offices.

On Chevron’s Gorgon LNG project in Australia, we are progressing the MEI works in accordance with current plans. The large process modules are being completed at fabrication yards in Southeast Asia and continue to arrive at Barrow Island at an increasing pace. During first half of 2014, we expect to increase our manpower on the island to full force.

In the offshore and pipeline markets, we are fully engaged on the Mariner and Aasta Hansteen projects for Statoil, where the engineering work is proceeding well within our London and Hague offices. Our engineering and project management work for BP on the South Caucasus Pipeline project, in conjunction with the Shah Deniz field development, is also proceeding to plan in our London office.

The gas processing and petrochemical markets continue to have opportunity for significant additions as a result of the shale gas developments in the U.S. We continue to leverage the opportunities in the refining and petrochemical markets between technologies and our EPC businesses, and we are bidding for ethylene cracker projects, both in the U.S. and in Russia, and gas processing projects in the U.S. and the Middle East.

We are supported and continue to work diligently with Williams to complete the ethylene plant expansion project in Geismar, Louisiana. As reported in June, the existing plant suffered an explosion and fire. We have resumed work to complete the expansion project, and we are assisting the client in the recovery and repair of the existing facility.

Engineering on the DONG gas conditioning project in Denmark is proceeding well, and we have mobilized to the site in Fredericia.

And engineering and procurement work for Exxon’s Longford gas plant in Victoria, Australia, is also proceeding to plan.

Papua New Guinea, construction of the gas conditioning plant in the Highlands is processing according to schedule. Currently, we have more than 2,500 crafts working at the site, and to date, we have worked more than 15 million hours without a lost-time injury.

Our oil sands projects in Canada, the Kearl Expansion project and the interconnecting pipe rack project construction activities in the field and at our module yard continue to advance ahead of schedule.

And finally, the REFICAR refinery project in Colombia for Ecopetrol continues with more than 10,000 crafts at site. The project is a reflection of CB&I’s unrelenting focus on safety. More than 45 million man-hours without a lost-time injury have been executed, which is unsurpassed in the Americas. During July and August, we experienced an industrial action situation that persisted for more than 8 weeks. This situation has been resolved, and we are again experiencing good progress at the site. Engineering is complete. We have received all materials to the site, and construction is more than 55 percent complete.

Turning to power, in the second quarter of this year, we achieved the critical milestone of placing the bottom heads of the containment vessels in the nuclear island on both the Vogtle and V.C. Summer nuclear projects, each unit weighing in excess of 1,000 tons. Currently, fabrication of the containment vessel is in progress, and nuclear island structure modules are arriving at site daily. In November, both projects will reach another historic milestone by placing the base mats for both V.C. Summer Unit 3 and

Vogtle’s Unit 4. On each project, we will pour 32,000 square feet mats, 7 feet deep, in total, more than 7,000 cubic yards of concrete. The pour will be continuous and take more than 40 hours to complete. The module assembly at sites for the CA-20 module is progressing well, and we are on schedule to meet the next milestones for lifting and setting the module.

We’re also providing EPCM services for four AP1000 units at two project sites in China. At Sanmen and Haiyang, the containment vessel top heads were set earlier this year, with the welding and final NDE on the weld seam now complete. These are the first AP1000 units to be built, and we have an extensive lesson-learned program in place to ensure transfer of experience gained on these first reactor projects to the Vogtle and the V.C. Summer projects.

We are in the midst of a hectic maintenance and turnaround season for the U.S. nuclear power stations. This fall, we have in total nine nuclear power station outages. Four is complete, three is ongoing, and two will start in November. And today, we have more than 12,000 people engaged in this market, performing smaller construction projects, turnarounds, maintenance, and operation support services.

Phil?

MR. ASHERMAN: Thanks, Lasse.

Next, we will hear from Chip Ray, who will report the results from Government Solutions. Chip?

MR. RAY: Thanks, Phil.

Government Solutions was given its name because the group provides services to federal, state, and local government clients, and we provide those same services to private sector clients, who principally use them to comply with laws, regulations, or codes. The group’s largest client, the U.S. Federal Government, recently ended its fiscal year on September 30th. From an industry perspective, it was a challenging year, with dysfunction in Washington creating an atmosphere of uncertainty regarding the stability of existing programs and the timing of future work. Of the numerous political disagreements that affected both funding levels and the prioritization of government spending, sequestration placed the most pressure on the competitive landscape. The primary challenge faced is that, as designed, these mandated spending cuts have a disproportionate impact on two of the Departments we traditionally served, the Department of Defense and the Department of Energy.

Despite these difficult market conditions, as Phil stated, Government Solutions’ third quarter was actually relatively strong. New awards were over $300 million for the second quarter in a row. Revenue increased 7 percent versus the prior quarter, and operating income continued its positive trend, rising from 2.3 percent of revenue in the first quarter to 3 percent in the second quarter and on to 4.2 percent in the most recent quarter. This ongoing improvement is a direct result of the efforts of a talented team of employees who have aligned with CB&I’s culture and implemented strategic as well as cost-savings initiatives to enhance our bottom line.

Now, focusing on sales, due to the previously discussed market conditions, we have seen a reduction in our underpinning of small awards, primarily driven by a reduction in the number of task orders issued this year associated with MATOCs, or Multiple Award Task Order Contracts. Also, the historic trend where a large number of task orders were awarded during the government’s fourth quarter didn’t fully materialize. For those task orders that moved forward, the procurement process that once took a few weeks has been noticeably extended.

In addition, sequestration, along with the shutdown, has slowed the evaluation process for many of the government’s larger projects. As a result, a fair percentage of the key opportunities we were pursuing for possible award in the second half of the year have slipped into 2014. With that said, it is worth noting that the government considers the vast majority of these projects to be critically important, and we are continuing our efforts to position for the work, which should proceed at some point in the near term.

Moving to operations, sequestration has led to employee furloughs, which have slightly reduced the group’s revenues and corresponding earnings. Our MOX project progressed as expected, reaching 60 percent complete in the quarter; however, funding constraints, due to Congress and the administration not agreeing to a full-year budget or a Continuing Resolution, have led to a reduction in our workforce at MOX until funding is fully restored.

I am proud to report that we had another quarter with zero lost-time incidents, and we have made great strides in implementing CMS across the group.

Looking forward, the government began its fiscal year, our fourth quarter, with a 16-day shutdown. The obvious question is, How has this affected our performance? If you recall, Government Solutions, which accounts for approximately 13 percent of the company’s revenue, has four primary offerings for the U.S. Federal Government: EPC projects, environmental remediation, program management, and disaster response. The shutdown led to the furlough of what is termed “nonessential personnel” from across the entire Federal Government.

Based on the broad nature of the furloughs, each of our business lines was affected to varying degrees. Drilling down, much of our EPC and program management work for the DOE and DoD continued during the shutdown because it is considered mission-critical, and at present, there isn’t a large FEMA emergency response program to support. As a result, the business that was most adversely impacted was our environmental work. The shutdown will affect our fourth quarter results, but our employees are back to work, and we are taking steps to sustain our profitability.

In closing and on another positive note, we are positioning the group to capitalize on the opportunities that are in keeping with our strict selectivity criteria. Work with our state and with our local government clients has been growing, and we have a number of synergistic pursuits alongside CB&I’s other operating groups, most specifically for the company’s oil and gas clients. Excluding the impact of the shutdown, our projects are performing as expected, both financially and in terms of safety, and we are on the path to achieve continual growth, notwithstanding current market conditions.

Phil?

MR. ASHERMAN: Thanks, Chip.

Now Dan McCarthy will talk about Technology. Dan?

MR. McCARTHY: Thank you, Phil, and good afternoon to everyone.

Technology’s new awards rebounded in the third quarter, and revenue and earnings grew based on backlog booked in previous quarters. CLG continued to enjoy a strong market for its technologies and catalysts. Ron will cover the financials in detail later.

We also had the official grand opening of the Pasadena research and catalyst module manufacturing center. I never thought we would require an assembly line in this business, but it works great, and the cost savings we are enjoying are substantial.

Technology’s new awards were heavily weighted towards Asia Pacific. The largest single award was a paraxylene project for the GS Caltex refinery. This will be their fourth paraxylene unit. We are extremely pleased that our Technology benefits were sufficient to convince GS Caltex to change process platforms for this additional unit.

Another key project award was an ethylene furnace in the United States. This ethane-based furnace illustrates producers’ continued commitment to maximize production from advantaged shale gas feedstock.

Other large projects awarded in the quarter include a C4 processing complex, a methanol-to-olefins unit, and two olefins conversion units. The CLG joint venture benefited from catalyst orders, base oil licensing, and a hydrocracker license in China. Hydrocracking licensing in China has been a difficult proposition, but our current success seems to indicate a greater willingness to port this type of technology.

In general, the marketplace moved forward at a more deliberate pace than 2012. Even with this quarter’s strong new award results, we have seen a delay in the award of a number of prospects. Notwithstanding, the level of proposal activity remains very high, especially in aromatics, olefins, and hydroprocessing, and we continue to be optimistic about the next five quarters.

On the operations side, I will cover three topics: Lummus engineered products, the Reliance coal gasification project, and Novolin polypropylene.

Lummus Engineered Products, often referred as LEP, was formed at the time of the Shaw acquisition to focus on delivery of technology-based products that do not lend themselves to a licensing model. I am pleased to report that customers have responded very well to the concept of prefabricated modular solutions. This business has had a number of important successes in sulfur recovery units, procurement and installation of reactor internals, and engineering services associated with projects to modify gasoline desulfurization units to meet Tier 3 gasoline regulations. In 2013, these projects were released for front-end engineering and therefore had a relatively small impact on new awards and revenue. As these projects enter the procurement and fabrication stages in 2014, LEP’s financial contributions will become more significant, leading to Technology’s growth in 2014 and beyond.

The Reliance project is a $4 billion investment in coal gasification. It consists of 10 gasification trains. Our scope includes license, engineering services, and proprietary equipment supply through our approved fabricators. While basic engineering has been completed, we assess our progress in the project at 50 percent. Startup is forecasted for 2015. We are also executing similar projects for POSCO and CNOOC. We believe that the Asian market will provide continued growth opportunities for coal gasification.

In the third quarter, we completed the strategic realignment of our catalyst supply chains by signing agreements with Clariant. We will work together on an exclusive basis to develop and manufacture polypropylene catalysts, including metallocenes. Subsequently, we announced that a new polypropylene catalyst plant will be constructed in Louisville, Kentucky. This new supply chain will take effect in 2015, and we anticipate that it will increase our market penetration.

In summary, we continue to be optimistic about the general market and believe that our strategic moves in catalysts, coal gasification, and Lummus Engineered Products will propel our business group on its growth trajectory.

Thank you.

MR. ASHERMAN: Thanks, Dan.

Luke Scorsone will discuss Fabrication Services. Luke?

MR. SCORSONE: Thank you, Phil.

Today, I will highlight the status of the current integration efforts and provide commentary on new awards, associated end markets, and operations for the Fabrication Services operating group for the third quarter of 2013.

Integration activities continue to advance according to plan. The rollout of CB&I’s management system continued in the pipe fabrication and module shops, with full implementation expected by the end of the year. During the quarter, the Fabrication Services group continued to standardize practices through the training of over 1,200 people with over 18,000 training hours in a variety of topics, ranging from safety to project execution.

In tandem with the integration efforts, the Fabrication Services group continues to pursue key initiatives to leverage CB&I’s strategic positioning and business model. As commented upon during the second quarter earnings call, Fabrication Services is in advanced negotiations with operating companies to secure long-term supply agreements for plate structures and pipe spools. Through various initiatives, Fabrication Services is enhancing its ability to market best-in-class, key project components to third parties, including plate structures, pipe spools, pipe induction bending, and modularization.

Fabrication Services continues to work in close coordination with the company’s other operating groups to capture domestic and international sales opportunities and enhance CB&I’s competitive positioning.

In regards to our end markets, Fabrication Services continues to experience healthy domestic and international demand. Domestically, activity associated with shale gas monetization remains steady, as evidenced by the third quarter awards that include a propane terminal in Pennsylvania, low-temperature propane and butane storage facilities in Texas, and several pressure sphere contracts. We expect the domestic market for Fabrication Services to remain positive, owing to growth in shale gas, petrochemicals, and gas-to-liquid developments.

Internationally, Fabrication Services booked a mix of underpinning work in the Middle East, Canada, and South America.

The Fabrication Services operating group had a strong third quarter of operations. We continue to make encouraging progress on strengthening a quality-driven, nuclear safety-conscious work environment at our Lake Charles nuclear fabrication shop.

During the quarter, Fabrication Services made headway on a number of underpinning projects in the Middle East, North and South America, and Australia. Our large LNG storage projects in Australia and the Asia-Pacific region continue to perform according to expectations, relying upon the support provided by our in-house fabrication shops in the Middle East and Thailand.

Backlog for the Fabrication Services group for the third quarter remains a good mix of domestic and international projects in the LNG/low temperature, nuclear, gas processing, and petrochemical end markets. The largest share of the backlog, approximately 94 percent, remains the higher margin, fixed-price, and unit-rate contracts.

In summation, the results for the third quarter highlight that the Fabrication Services operating group continues to steadily deliver quick revenue burn, high margins, new growth, and enhanced competitiveness to CBI’s integrated business model.

MR. ASHERMAN: Thanks, Luke.

Ron Ballschmiede will review the financial results. Ron?

MR. BALLSCHMIEDE: Thanks, Phil, and good afternoon, everyone.

Let me take you through our solid financial performance for the quarter. In order to focus on the ongoing company’s operating performance, I will discuss the results, excluding the acquisition-related cost, as set forth in more detail in the earnings release.

Revenue for the third quarter was $3 billion, up $1.5 billion, or more than double that of the third quarter of 2012. The revenue increase reflects growth across each of our three legacy business units of $384 million, or 27 percent over the comparable period, driven by increased activities on our large projects and the execution of our higher beginning-of-the-year backlog.

The balance of the revenue growth of $1.2 billion represents revenue from our acquired operations. We remain confident that we will achieve our previously announced full-year revenue guidance of 10- to $11.2 billion.

Our gross profit for the quarter totaled $317 million versus $189 million in the comparable 2012 quarter. The increase was driven by the acquisition and higher revenues from each of our legacy operations. Each of our operating groups continue to benefit from solid project execution and perform consistent with our expectations.

The decline in consolidated third quarter gross margin to 10.6 percent from 13.1 percent in the third quarter of 2012 reflects the changing relative revenue volume of our legacy business units and, more importantly, the acquisition.

Specifically, and as we expected, more than two-thirds of our legacy quarter-over-quarter consolidated revenue increase came from our oil and gas business unit, which accounted for 62 percent of our historical consolidated revenue base. The balance of the gross margin decrease is attributable to the acquisition, which delivers an overall lower gross profit percentage than our pre-acquisition metrics.

On a sequential quarterly basis, our gross margin improved by 20 basis points over the second quarter of 2013. Obviously, both of those periods included the acquired units for the full quarters. I will come back and discuss changes in our revenue and operating income by operating group in a moment.

Selling and administrative expense increased to $94 million from $53 million in the third quarter of 2012. The acquisition accounted for the vast majority of the dollar increase. While our integration and consolidation activities are continuing, as I indicated in our second quarter earnings call, our day one activities and our action to date have exceeded the high end of our previously communicated annual synergy savings range of 30- to $50 million, and as Phil mentioned, work continues to achieve a similar range of savings in 2014.

Accordingly, we expect our full-year S&A expense to benefit from these savings and our continued operating leverage to improve. Our S&A expense was 3.1 percent of revenues for the quarter, down six-tenths of a percent from 3.7 percent in the third quarter of ‘12. Further, we expect our full-year 2013 S&A expense to be slightly under 3.5 percent of revenues, down from 4.2 percent in 2012.

Intangible amortization totaled $17.4 million for the third quarter, and we anticipate similar quarterly amounts for the balance of the year. Our third quarter incremental intangible amortization relating to our 2013 acquisition was $13 million.

Acquisition-related cost for the third quarter were comprised of severance and other one-time costs associated with the acquisition and totaled 5.3 million or 4 cents per share. We continue to expect our full-year acquisition-related and integration cost to be in the 80-to-100-million-dollar range.

Third quarter adjusted income from operations was 207.4 million, or 6.9 percent of revenue, compared to 131.7 million, or 9.7 percent of revenue in 2012.

Our third quarter and year-to-date adjusted income tax rate was approximately 27 and 29 percent, respectively. Our third quarter adjusted income tax rate benefited approximately 3 percentage points due to a more favorable mix of geographic income and higher available global tax credits. We are expecting our full-year adjusted tax rate to be in the 29-to-30-percent range.

The summation of all that results in third quarter adjusted net income of 121.3 million, or adjusted earnings per share of $1.12, the highest in our company’s history.

After including our one-time acquisition costs of 4 cents per share, our third quarter GAAP earnings are $1.08 per diluted share. Our full-year adjusted EPS guidance remains unchanged at $4 to $4.35 per diluted share. Adjusted EBITDA totaled 259 million, or 8.7 percent of revenue, compared to 149 million, or 10.3 percent of revenue, in the comparable 2012 quarter.

Now let me take you through the operating group third quarter results. Each of our groups’ third quarter 2013 results were consistent with or exceeded our expected annual range of operating results, which we have discussed previously. Specifically, our annual performance expectation for operating income in the range of 4 to 7 percent is expected for EC&M, 8 to 11 percent for Fabrication Services, and 3 to 6 percent for Government Solutions. Based on Technology’s strong year-to-date performance, we have increased our 2013 annual operating income expectations to be in excess of $140 million.

Phil, Lasse, Dan, and Luke spoke to our new awards and prospect activities, so I will provide some overall comments.

Our new awards for the third quarter totaled 2.5 billion for a book-to-burn ratio of 83 percent, compared to 930 million of new awards for the 2012 comparable period. Our announced new awards and project growth in major projects totaled $1.4 billion in the quarter. The balance of new awards of approximately 1.1 billion reflects the important underpinning work, which is spread nicely around the world and between our operating groups. With our year-to-date new awards of approximately $7 billion and the quality prospects which you heard about earlier in the call, our full-year new award guidance range remains 11- to $15 billion.

Our September 30th, 2013, backlog totaled 24.5 billion, up from 10.9 billion at the beginning of the year. This increase includes our acquired backlog of approximately $15.6 billion.

EC&M’s third quarter revenue totaled 1.8 billion, an increase of 880 million over the third quarter of 2012. Approximately, 70 percent, or 619 million of that increase, was attributable to the acquisition. The balance of the revenue growth was organic growth coming out of the oil and gas business unit, which increased its revenue 30 percent to $1.1 billion. The most significant organic revenue increase related to increased activity of our LNG and gas processing work in the Asia-Pacific region. We expect these projects, together with the U.S. nuclear projects, to provide sequential fourth quarter revenue growth for the business unit.

Income from operations totaled 75 million, or 4.3 percent of revenue, in the third quarter of 2013, compared to 45 million or 5.2 percent in 2012. Factors contributing to the change in quarterly operating income included the impact of the acquired power revenue and the organic revenue growth discussed earlier.

The decline in operating margins reflect generally the lower profit margins from power and the lower second and third margins, driven by the seasonal nature of our power plants’ outage services. Oil and gas margins decreased slightly due to the dilutive effect of scope growth at lower margin levels, partially offset by the improved operating leverage in the quarter.

Fabrication Services reported 2013 revenue of 707 million, an increase of 282 million over 2012’s third quarter. The acquired operations revenue totaled 164 million, with operating income of $16 million.

Steel plate structures revenue increased $118 million, or 28 percent, to 543 million on higher activity for LNG tank projects in the Asia-Pacific region and storage tank work in North America.

Operating income totaled 72 million, or 10.2 percent of revenue, compared to 45 million, or 10.6 percent of revenue, in 2012. Fabrication and manufacturing operating margin was 9.8 percent of revenue, and steel plate structure margins were 10.3, reflecting changes in the mix of the projects in process.

Lummus Technology had a strong quarter, reporting revenue of 156 million, compared to 151 million in the third quarter of 2012. The increase in revenue reflects a greater volume of heat transfer and licensing revenue from a higher beginning-of-the-year backlog. Third quarter operating income totaled $45 million, benefiting from the timing of delivering licensing activities and reflecting the increase in refining-related equity earnings.

Finally, Government Solutions revenue of 378 million and reported operating income of 16 million, or 4.2 percent of revenues. Although in line with our expectations, the quarter and year-to-date new awards were negatively impacted by the current uncertainties with respect to government funding, which Chip spoke to earlier.

Now a few comments on our balance sheet and cash flow. Our balance sheet liquidity remains strong. At the end of September, our shareholders’ equity exceeds $2.2 billion, our cash balance of 543 million, and our cash net of revolver borrowings was 300 million, an improvement of 141 million from the end of the second quarter of 2013. We continue to enjoy significant support from the credit markets to support our new awards growth and strategic opportunities.

Our 4-year 1.1-billion revolving credit facility was due to expire in mid-2014. Yesterday, we finalized our new 1.35-billion replacement facility. The new facility has a 5-year term, expiring in 2018, and brings our total revolver facilities to $2 billion. The facilities will continue to be utilized primarily for project-related letters of credit to support the significant opportunities in front of us.

During the quarter, we invested 20 million in capital expenditures, serviced 19 million of our long-term debt, and paid $5 million of common stock dividends.

Our investment in contract capital, reflecting the combined balances of receivables, inventory, contracts in process, and accounts payable, stands at a negative $1.2 billion at the end of the quarter, compared to a negative $325 million at the end of the year, the increase primarily reflecting the acquisition effect.

In closing, our significant backlog, consistent project execution, and strong financial position provides us with the necessary financial flexibility to deliver our projects to our owners and take advantage of the global energy infrastructure and Government Solutions opportunities.

Phil?

MR. ASHERMAN: Thanks, Ron.

We ran a little longer than what we normally do. As you can see, our prepared comments are scaled along with our business, but we still have time for your questions. So we will open the call for your questions.

TELECONFERENCE OPERATOR: As a reminder, if you would like to ask a question, simply press Star/1 on your telephone keypad.

Your first question comes from the line of Michael Dudas with Stern Agee.

MR. DUDAS (Sterne Agee & Leach Inc.): Hi, Phil.

MR. ASHERMAN: Hello, Michael.

MR. DUDAS (Sterne Agee & Leach Inc.): I will keep it to one question, so we can move it along.

I wanted to flesh out with Dan a little bit about his comments of—a little bit more—I don’t want to say caution, but deliberate opportunities from the client base, and as we look into 2014, you know, are the new businesses that he acquired and some of the opportunities going to be able to allow the growth in income that we’ve been kind of used to in the last couple of years, despite the backlog and maybe some of the businesses falling down towards the end of the year?

MR. McCARTHY: Yeah. I would not say that the market is moving in a downward direction.

What I was saying is that the investments are so large and that customers—we find that customers are delaying final decisions as they do more analysis. We have not seen any prospects diminish—disappear. Excuse me. And in addition, our proposal activity continues to increase. So I don’t have a negative perspective of the market at all.

And then you asked about the—some of the strategies. I think our strategies in modular solutions and coal gasification—it’s hard for us in the United States to think coal gasification is a great opportunity, but when you look at places that don’t have— that are importing LNG and currently have coal resources, it not only provides them an alternate source, but it gives them a little bit of ability to stabilize their economy in case of any supply disruptions.

MR. ASHERMAN: And to your question of the trends on income, the answer is yes, we do expect that to continue to improve.

MR. DUDAS (Sterne Agee & Leach Inc.): Dan, I appreciate the clarity. Thank you, guys.

TELECONFERENCE OPERATOR: Your next question is form Andy Kaplowitz with Barclays.

MR. ASHERMAN: Hello, Andy.

MR. KAPLOWITZ (Barclays Capital): Good evening, guys. How are you doing?

Phil, you’ve done 7 billion in new awards so far, but we know what your range is, and then to get to even the bottom end of the range, you’re going to need a big 4Q, 4 billion. Can you do without Freeport? And if so, is it because you’re confident in big petchem and LNG work? I mean, could you help us out with what you see over the next quarter or two?

MR. ASHERMAN: Yeah. I know your range was a bit different than ours, Andy, but, you know, we sit here looking into fourth quarter at the opportunity for going to contract for a few major awards, certainly petrochemical gas, gas processing, and some LNG. Not all of those may be as visible on your screen, but that does not include a Freeport nor any assumptions of acceleration on the Sempra award, if we were to be successful on that bid. So it’s what we still see out there with a high level of probability that we can achieve that. Of course, with the mix of Fabrication Services and the other groups, it’s probably going to be in the lower part of that range, but we think we can get there.

MR. KAPLOWITZ (Barclays Capital): Okay, Phil. That’s helpful.

And, Rona, maybe this one is for you. Can you talk about—so sequentially, in your EC&M business, margins were down, and I know you gave some reasons for margins, what they are, but, you know, revenues were up pretty decently. So we would expect utilization to help a bit. We know the nuclear projects are in there. You mentioned Cartagena, sort of an 8-week delay. So what happened in the quarter? Was there any more noise on the nuclear projects in terms of cost and/or did Cartagena hurt margins a little bit? What happen in that—

MR. BALLSCHMIEDE: Sure. The nuclear projects continue to perform as in the past, where our revenues from those nuclear projects were just under a quarter-of-a-billion dollars, which is consistent with our run rate in the second quarter and the first half—no, last half of the first quarter.

I think the bigger items in the quarter would be—certainly, the nuclear power outages and refueling projects all are in the first quarter and in the fourth quarter, generally. They are—that is the seasonal nature of that, of the plant services business, and because of the technical expertise in that, it drives a higher return. So that’s similar to the second quarter.

The other item is—you know, I mentioned in the remarks. Certainly, the significant growth in some of the reimbursable work, still good margin, but not as strong as the average in some cases, just reflecting the fact that those are cost-reimbursable jobs. So that has a tendency to have a bit of a catch-up when you run it through the POC. That had a negative impact in the quarter. So I wouldn’t expect that to—that will reverse itself in Q4 and going forward.

MR. KAPLOWITZ (Barclays Capital): Okay, Ron. So similar margins for the nuclear projects between 2Q and 3Q, right? That’s what you’re saying?

MR. BALLSCHMIEDE: Yes.

MR. KAPLOWITZ (Barclays Capital): Okay. Thank you.

MR. BALLSCHMIEDE: And some more revenue work.

MR. KAPLOWITZ (Barclays Capital): Yeah. Thank you.

TELECONFERENCE OPERATOR: The next question is from Martin Malloy with Johnson Rice.

MR. MALLOY (Johnson Rice & Company, LLC): Good afternoon.

MR. ASHERMAN: Hello, Marty.

MR. MALLOY (Johnson Rice & Company, LLC): I was wondering, could you talk about the margin outlook over the next year or two in the Fabrication Services and the role that the traditional piping business of Shaw might play in the mix and the impact on the margins there?

MR. ASHERMAN: Well, I’ll start, and then, Luke, I’ll ask you to add some color to it.

That business is performing at least as well, if not better, than we expected. Part of that is certainly looking at our own backlog and prospective backlog and making sure that we include all elements of Fabrication Services, including pipe fabrication, in the prospects going forward. That’s been not quite as apparent this year as it will be next, but certainly, we expect to see that.

Overall, internationally, we continue to be, as I mentioned in my comments, a preferred contractor. Luke and his team are negotiating long-term contracts, supply contracts with major owners going forward, because I think the resource capacity, supply capacity is going to be the real determining factor in many of these projects going forward. So our outlook is good, I think.

Historically, I think when you look at what Shaw was reporting that Fabrication Services—it was in the strong double digits in terms of margins, and we don’t see any reason that that should diminish as we increase the volume but—because we are getting a lot of efficiencies between the two.

Luke, do you want to add something to that?

MR. SCORSONE: Yeah. I think that sums it up, but again, we’re seeing a very international growth in our pipe spooling, which is relatively new. When you couple that with some of the strong domestic opportunities that are emerging strictly in the Gulf, I think the combination of those two are going to drive our pipe spooling business at the kind of margins that we would expect to see, so we’re very excited about that.

MR. MALLOY (Johnson Rice & Company, LLC): Okay. And then you mentioned bidding on some ethane crackers in Russia and the U.S. Are you pursuing EPC opportunities there, and is there any help you can give us in terms of the potential timing of awards?

MR. ASHERMAN: Lasse, do you want to talk about that?

MR. PETTERSON: Well, we’re pursuing ethane crackers in the U.S., and we are pursuing those on a lump-sum basis.

MR. ASHERMAN: Talk about Russia.

MR. PETTERSON: Yes. And when we come to the Russian market, we are trying to avoid to take the construction lump-sum risk in Russia and concentrate on the E&P part of the projects.

MR. ASHERMAN: It’s still in negotiations, Marty.

MR. MALLOY (Johnson Rice & Company, LLC): Okay. Thank you.

MR. ASHERMAN: All right.

TELECONFERENCE OPERATOR: Your next question is from Jamie Cooke with Credit Suisse.

MS. COOK (Credit Suisse AG): Hi.

MR. ASHERMAN: Hello, Jamie.

MS. COOK (Credit Suisse AG): Good evening. A couple of questions. Just a clarification in your response to Andy’s question. On the nuclear, just because the Q isn’t out yet, on Southern and Scana, did you say the revenues were comparable to the second quarter, and how should we think about revenue progression in the remaining—I guess the remaining quarter, I thought revenues were supposed to continue to improve sequentially, and then any update you have on timing and potential impact on, you know, resolution with Southern and/or Scana.

And then my last question, Phil, I think in the last quarter or in the prepared remarks, you talked about potentially winning a nice ethane cracker in the U.S. Unless I misunderstood in the prepared remarks, can you just give us an update on that? Thanks.

MR. ASHERMAN: Okay. Ron, why don’t you talk about the nukes and revenue on that.

MR. BALLSCHMIEDE: Sure. The nuclear projects continued to run about a quarter-billion dollars per quarter. That’s in total for the U.S. projects, but in essence, we closed the transaction. They will ramp slowly throughout until ‘14, but when you do the math, it’s really pretty simple. About 8 years to develop, you know, for the ultimate delivery of a back-end unit, and there’s about 8 billion in the backlog. So there is a peak in there, but it’s not a peak like you would see at a construction site in Cartagena, for instance, where we peak out at 12- or 14,000 people. The available workspace isn’t even big enough. So I would guess it will be over a billion-dollar annual run rate certainly in the middle there, but it won’t—I don’t think it will get to , but it will go up as we get to—

MS. COOK (Credit Suisse AG): I think, Ron, that was in line with your—that was in line with your expectations, correct?

MR. BALLSCHMIEDE: Yes. Absolutely.

MS. COOK (Credit Suisse AG): It hasn’t floated—okay, cool. Sorry. That was my bad.

And then possible resolution, you talked about that sort of on the last quarter by year-end.

MR. ASHERMAN: Yeah. And we’re still—we’d still like to do that. There’s nothing magical about the year-end, except I think all parties feel that we’d like to continue driving towards a settlement. It’s large. It’s complicated. But I think the bottom line to that—and I think as you would hear from Southern—is that we believe we all want to settle this at the table as opposed to in a court. So we’re working towards those, and I’m hopeful that perhaps we can get resolution by year-end. But we’re going to keep driving on the result, not necessarily the timing.

MS. COOK (Credit Suisse AG): And then so just last, Phil, the ethane cracker, you mentioned that as well?

MR. ASHERMAN: And the ethane cracker, yeah. We’ve been—there’s been a couple we’ve been tracking that hopefully in—we’re pretty confident that one of those crackers are going to be awarded this year, and hopefully, we’ll have an announcement out sometime this month.

MS. COOK (Credit Suisse AG): Okay, cool. Thanks. I’ll get back in queue.

MR. ASHERMAN: All right. Thank you.

TELECONFERENCE OPERATOR: Your next question is from Steven Fisher with UBS.

MR. FISHER (UBS Investment Bank): Hi. Good afternoon.

MR. ASHERMAN: Hello, Steven.

MR. FISHER (UBS Investment Bank): You guys mentioned a couple of lump-sum projects that you’re bidding on. You mentioned Sempra, and I think Lasse mentioned an ethane cracker. So I guess, you know, how do you anticipate effectively managing the labor risk on these projects at this point? And then I guess, broadly, what’s the balance of fixed-price versus cost-plus opportunities? How is that developing?

MR. ASHERMAN: Yeah. We still maintain it pretty evenly split, corporately, between lump-sum and cost-reimbursable work, and that seems to be a good split for us. Many of these jobs we will bid as fixed-price, if the owner has an opportunity to kind of look at that and see if there’s opportunities to do more risk-sharing, which we fully anticipate on most of the major jobs to reduce the cost and the premiums associated with that. So that’s the basis in which we enter these very large lump-sum projects.

The labor, the resource capacity is going to be the issue directly around direct labor, and we’ve taken the position that our ability to control all the critical aspects of the project are going to be important for our success. So we are doing the majority of these projects. We are bidding them on a self-perform basis. That incorporates training. That incorporates recruiting of craft and skilled labor from around the country. So we’re working hard on that right now, and we’re certainly going to be prepared when we go to the field.

MR. FISHER (UBS Investment Bank): So just to clarify, Phil, when you mention cost sharing or risk sharing, does that mean that there’s still like some labor wage rate openers on some of these lump-sum projects? Is that the way to understand it?

MR. ASHERMAN: You know, we’re certainly capable and willing to fix those prices. I think when we get in discussion and share the owner’s data with our data, as far as productivity and availability, as well as wages, we may look at that long term. These are longer term projects. So we think that’s going to be a discussion in the best interest of the project.

So we think that the labor market certainly is different and along the Gulf Coast than it used to be, because the lack of large capital projects. So I think we have got some early mover opportunities on some of these jobs to get some of this defined early, and we will be doing our best efforts with the client to determine the best solution. And that could be some type of risk sharing on labor, if it looks like that is the right thing for the project.

MR. FISHER (UBS Investment Bank): And then you guys mentioned about the improved pace of nuclear module delivery. Just what is your confidence in the ability to meet all of the delivery deadlines this year and then in the first half of next year?

MR. ASHERMAN: Luke, do you want to talk about that?

MR. SCORSONE: Yeah. We’re—our confidence is growing. We’ve made a number of changes at Lake Charles since the acquisition, and in terms of management, we’ve been able to attract several hundred more craft labor. We have increased the number of fabricating stations significantly, and we are also on a learning curve, where some of the early lessons we have learned have been incorporated and as we go. And this is fairly unique structures we are building. We are taking advantage of that. So our confidence is growing. We have made some great milestones in the third quarter of shipments, and so I think it is a concern, a lot of press about it, but I think that the course is steady and positive.

MR. ASHERMAN: Yeah. We’re aligned with both Southern and Scana as far as the pace of these modules, and again, it has improved significantly. It is not just the number of modules, but which modules, and so we are aligned on the critical delivery schedule. And we are driving towards making sure we make our commitments by the end of the year.

MR. FISHER (UBS Investment Bank): Great. Thanks, guys.

MR. ASHERMAN: All right.

TELECONFERENCE OPERATOR: Your next question is from Rob Norfleet with BB&T Capital Markets.

MR. NORFLEET (BB&T Capital Markets): Good evening.

MR. ASHERMAN: Hello, Rob.

MR. NORFLEET (BB&T Capital Markets): Most of my questions have been answered. Just quickly, I wanted to ask Ron a question. Obviously, you guys noted that you kind of exceeded the high end of the cost synergy estimate that you threw out when you initially announced the Shaw acquisition. Can you kind of go through what is it you’ve been able to do in terms of cost containment, above and beyond what you originally forecasted? And where do you expect in 2014 to see additional cost reduction?

MR. BALLSCHMIEDE: Sure. I think the—2013 was all about the—consolidating the corporate organizations, if not physically, then at least for the—with the process side, and also eliminating the duplicative public company costs as quick as possible. I think we achieved that on the quicker side of that progress, and those are really the most important actions for 2013.

2014 are really going to be driven by the operating groups, as they look at everything from consolidating some of the back-office work that Chip talked to in the second quarter for the Government Solutions group and a variety of facilities that are embedded in the other—EC&M and Fabrication Services that overlap in some cases and will allow us to do some consolidations, and those will really fall out of 2014. And that’s just the pace that those happen as opposed to the corporate side is pretty much wrapped up until we complete the ultimate consolidation by having space here in The Woodlands and then the final integration of the systems, which will occur in ‘14 and ‘15.

MR. ASHERMAN: Yeah. We’ll talk about that, Rob, when we get into 2014, because, as Ron said, those efficiencies, you’re not going to see at the SG&A line or corporate line, because we’re running pretty lean, and we’re going to always look for savings there.

But in terms of the margin improvements, certainly on the operating groups going forward, we are going to be focused a lot on that going—in next year and beyond. So we got over $50 million this year. Next year, we expect to get at least that much, if not more.

MR. NORFLEET (BB&T Capital Markets): Okay, great. And just—

MR. ASHERMAN: That’s my expectation, anyway.

MR. NORFLEET (BB&T Capital Markets): Okay, great.

Secondly, you also obviously gave a—kind of a ladder in terms of revenue opportunities, synergies that you saw between you and Shaw, and I think one of the bigger ones was on the fabrication and maintenance side. Are you already starting to see that contribute on the EBITDA line, or how should we look at that in 2014? I know the expectations were that was going to be a little more back-end loaded in terms of achieving it, but how do you still feel about those targets?

MR. ASHERMAN: You know, it’s a complicated answer, because it’s not just as if they are continuing to be independent organizations serving the supplier market.

A lot of the savings in synergies, we are going to get as far as integrating them with our backlog, with our EPC opportunities, and those are going to come and increase efficiencies, our ability to bid, probably better schedules, those type of things. So that won’t be as apparent to you, I don’t think, and certainly in terms of when you look at the income statement, but it certainly is apparent to us. So those are going to be the kind of savings that I think is really where we’re going to make the money in terms of the synergy opportunities.

Independently, I think, all of Luke’s businesses have a great opportunity in terms of the amount of capital investment we’re going to see in North America and around the world, and so where—and I think we have seen a lot of opportunity using our global footprint in introducing Fabrication Services in some parts of the world that they may have not been otherwise. So we are seeing those kind of synergies as well.

It is probably a little too early to really tell you how that’s going to play out for next year, but we are going to do that before the end of the year and certainly in our outlook for 2014. But we are very, very encouraged by that. It’s performing extremely well.

MS. NORFLEET (BB&T Capital Markets): Great. Thanks, and congratulations again on a good quarter.

MR. ASHERMAN: Thanks, Rob.

TELECONFERENCE OPERATOR: Ladies and gentlemen, we have reached the allotted time for questions. I would like to turn the call back to the leaders for any closing remarks.

MR. ASHERMAN: Well, I don’t have any summary remarks, except I would like to remind all those folks on the call or listening to us that we hope to see many of you at our December 11th Investor Day in New York.

So that will conclude our call today, and we certainly thank you for your time and your questions.

TELECONFERENCE OPERATOR: Again, thank you for your participation in today’s call. This concludes the conference. You may now disconnect.

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